Exhibit 10.13

August 29, 2002

Mr. Michael L. Miller

18317 Overland Trail

Eden Prairie, MN 55347

Dear Mike,

Welcome to Zomax!  It is my pleasure to make you the following offer of employment:

Position Title:	Executive Vice President, Sales and Business Development
Location:	Plymouth, MN
Status:	Regular Full Time, Exempt
Start Date:	September 16, 2002
Reporting To:	Jim Anderson, Chairman and CEO
Pay Rate:	$225,000.00 Annually
Bonus:

Target bonus equals 100% of base salary, low equals 50% of base salary, high (maximum) equals 150% of base salary.  There will not be a payout if the low target(s) isn’t reached.  60% of bonus is based on year over year EPS improvement.  40% of bonus is based on defined goals.  You will be eligible to participate in a pro-rata share of the bonus for the balance of 2002.  Your 2002 defined goals will be set by September 30, 2002.

Group Insurance:	You become eligible to participate in the Zomax medical, dental and life plans effective the first day of the month following your start date.
Paid Time Off (PTO):	Initially you will accrue PTO at the rate of 5.23 hours per pay period. (26 pay periods per year)
401 (k):	You become eligible to participate in the Zomax 401 (k) plan effective the beginning of the calendar quarter following the 60th day of employment.
Stock Options:

You will receive Non-Qualified Stock Options of 200,000 shares priced at the market price on the first trading day of the month following your start date.  Share options vest at 20% annually over 5 years beginning one year from the grant date.

Stock Purchase Plan:	On either January 1 or July 1 following the 60th day of employment you will be eligible to join the Zomax Stock Purchase Plan which will allow you to purchase Zomax stock at a discount.
Introductory Period:	None
Termination, Change of Control:

Executive’s employment may be terminated by Zomax or Executive at any time for any reason.  Notwithstanding the foregoing, if Executive’s employment is terminated by the Company for a reason other than for Cause (as defined below) or Executive terminates his employment with the Company for Good Reason (as defined below) within his 1st year of employment, he shall be entitled to receive a lump sum amount equal to 6 months base salary and all accrued PTO time.  After one year of employment, he shall be entitled to receive a lump sum amount equal to 12 months of base salary and all accrued PTO time.

For purposes of this section, “Cause” shall mean only the following: gross misconduct, dishonesty or disloyalty; indictment, conviction or entry of a plea of nolo contendere to any felony or to any misdemeanor involving fraud, misrepresentation or theft; or material failure to perform the substantial duties of the position, which is not rectified within 30 days after notice of such failure.

  For purposes of this section, “Good Reason” shall mean (1) a substantial reduction in the nature or status of Executive’s position, duties or responsibilities; (2) a reduction in the Base Salary of Executive exceeding the average percentage reduction for all such executive employees made at the same time, however Good Reason will apply if Executive’s Base Salary is reduced and no other executive salaries are reduced at the same time; (3) failure by the Company to allow Executive to participate to the full extent in all plans, programs and benefits offered to other executives at the Company; or (4) the Company’s principal office is relocated more than 50 miles from Executive’s home.  Notwithstanding the foregoing, “Good Reason” shall be deemed to occur only if such event(s) enumerated in (1) through (4) above has not been corrected by the Company within thirty (30) days of receipt of notice from Executive of the occurrence of such event, which notice shall specifically describe such event.

 If Executive is terminated from his employment, has a substantial reduction in the nature or status of his responsibilities, has a reduction in his Base Salary, or the company’s principal office is relocated more than 50 miles from executive’s home within one (1) year after a Change of Control, Executive shall be entitled to receive the following from the Company:

(i)

Executive shall receive from the Company within thirty (30) days after such termination or resignation an amount equal to 12 months Base Salary, 12 months of bonus paid at the targeted rate and all accrued PTO time as in effect on the effective date of such termination.  The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom.

(ii)

With respect to any stock options, SARs, restricted stock awards or performance share awards granted to Executive and outstanding immediately prior to such termination, all restrictions on all shares of restricted stock awards shall lapse immediately, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to be met.

Date of Termination or Resignation. The date of termination of Executive’s employment by the Company under a Change of Control shall be one (1) month after receipt of written notice of termination.

Limitation on Change of Control Compensation.  In the event that Executive is a “disqualified individual” within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this Section 6 shall be considered together with all Change of Control Payments so that, with respect to Executive, all Change of Control Payments are collectively subject to an overall maximum limit.  Such maximum limit shall be One Dollar ($1.00) less than the largest amount under which no portion of the Change of Control Payments is considered a “parachute payment” within the meaning of Section 280G of the

 Code.  Accordingly, to the extent that the Change of Control Payments would be considered a “parachute payment” with respect to Executive, then the portions of such Change of Control payments shall be reduced or eliminated in the following order until the remaining Change of Control Payments with respect to Executive is One Dollar ($1.00) less than the maximum allowable which would not be considered a “parachute payment” under the Internal Revenue Code:

(i)	First, any cash payment to Executive;

(ii)	Second, any Change of Control Payments not described in this Agreement; and

(iii)	Third, any forgiveness of indebtedness of Executive to the Company.

Executive expressly and irrevocably waives any and all rights to receive any Change of Control payments which would be considered a “parachute payment” under the Code.

A Change of Control shall be deemed to have occurred if (1) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities; (2) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (3) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets.

In consideration of and as a condition of your employment, you must sign the enclosed Non-Solicitation/Confidentiality Agreement and a Non Compete Agreement and return to Zomax with your acceptance of this offer.

This offer is contingent based upon the successful completion of a background investigation and your ability to comply with federal law requiring you to show proof of your ability to work in the United States on your first day of employment.  If you are currently employed, I urge you to await our call with the investigation results prior to resigning from your current position.   This typically takes 3 to 4 business days from our receipt of your signed acceptance.

While we look forward to a mutually beneficial employment relationship with you, it is important that you understand this letter is not an employment contract.  Employment with our company is at will, with the right for either party to terminate employment at any time, for any reason, with or without notice.  No prior promises, representations, or understandings relative to any terms or conditions of your employment are to be considered as part of this letter unless expressed in writing in this letter.  Any future agreements, regarding employment or compensation are binding only with the prior authorization of the Chief Executive Officer of Zomax Incorporated.

The compensation and benefit plans referenced in this letter are offered with the understanding that they operate under the plan documents as currently stated.  These compensation and benefit plans may be changed, amended or cancelled for any reason and/or at any time.

This is to confirm that you have no existing agreements with other parties that prevent you from being hired by us or fully executing your new duties.  If this is not correct, prior to signing this letter, please notify me immediately.

Please sign the original copies of this offer letter and return to me immediately signifying your acceptance of this offer.  I have enclosed copies for your files.

This offer is valid until 3PM on August 30, 2002.

I look forward to working with you and am confident your talents match our needs and will be well utilized.  Should you have questions, please contact me at 763-577-3523.

Sincerely,

James T. Anderson

Chairman and CEO

Zomax, Incorporated

Enclosures:

                   Confidentiality or Non-Solicitation/Confidentiality Agreement

                   Non-Compete Agreement

I acknowledge, understand, and agree to employment with Zomax under the terms and conditions outlined above.

Date:
Michael L. Miller